EXHIBIT 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

        We consent to the incorporation by reference in the Registration Statements (Form S-8 Nos.33-87908, 333-18347, 333-55821, 333-57580 and 333-115719) and related Prospectuses of Palomar Medical Technologies, Inc. of our reports dated March 7, 2005, with respect to the consolidated financial statements of Palomar Medical Technologies, Inc., Palomar Medical Technologies, Inc. management’s assessment of the effectiveness of internal control over financial reporting, and the effectiveness of internal control over financial reporting of Palomar Medical Technologies, Inc. included in the Annual Report (Form 10-K) for the year ended December 31, 2005.

/s/ Ernst & Young LLP

Boston, Massachusetts
March 2, 2006